                                                                EXHIBIT 10

                           [ROPES & GRAY LETTERHEAD]


                  WRITER'S DIRECT DIAL NUMBER: (202) 626-2007

                                October 3, 1997


Eureka Funds
3534 Stelzer Road
Columbus, Ohio 43219


Ladies and Gentlemen:

     You have informed us that you propose to register under the Securities Act of 1933, as amended (the "1933 Act") and offer and sell from time to time shares of beneficial interest of the Eureka Funds ("Shares"), $0.00001 par value per share, at not less than "net asset value" as defined in your By-Laws.

     We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and are familiar with the action taken by your Trustee to authorize the issue and sale of certain Shares to BISYS Fund Services, Inc. ("BISYS"). We have also examined a certificate of your treasurer of even date herewith setting forth that as of the date hereof 20,000 Shares of the Eureka Prime Money Market Fund, 20,000 Shares of the Eureka U.S. Treasury Obligations Fund, 2,000 Shares of the Eureka Investment Grade Bond Fund, 2,000 Shares of the Eureka Global Asset Allocation Fund, and 2,000 Shares of the Eureka Equity Fund, have been issued and are outstanding, such Shares having been purchased by BISYS for aggregate cash consideration of $100,000. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The beneficial interest in the Eureka Funds is divided into a unlimited number of shares of beneficial interest, $0.00001 par value per share.

Eureka Funds
October 3, 1997
Page 2


        2. The issue and sale of the authorized but unissued Shares of the Eureka Prime Money Market Fund, the Eureka U.S. Treasury Obligations Fund, the Eureka Investment Grade Bond Fund, the Eureka Global Asset Allocation Fund, and the Eureka Equity Fund have been duly authorized under Massachusetts law. Under the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and nonassessable.

        3. The Shares issued and sold to BISYS aforesaid have been validly issued and are fully paid and nonassessable.

        The Eureka Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

        We understand that this opinion is to be used in connection with registering an indefinite number of Shares of beneficial interest of the Eureka Funds for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as part of Pre-Effective Amendment No. 2 to your Registration Statement on Form N-1A (File No. 333-32483) relating to such offer and sale.


                                                Very truly yours,

                                                /s/ Ropes & Gray

                                                Ropes & Gray


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